EX-99.B-77C

                    UNITED MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77C:  Submission of matters to a vote of security
               holders:

(a)  A Special Meeting of Shareholders was held June 22, 1999.

(b)  Auditors were approved.

(c)  Matters voted upon at the Special Meeting:

Item 1.        To elect the Board of Directors:

                                                   Broker
                                For    Withhold   Non-Votes*
J. Concannon             50,656,926   1,883,744       0
J. Dillingham            50,626,170   1,914,500       0
D. Gardner               50,552,063   1,988,607       0
L. Graves                50,636,774   1,903,896       0
J. Harroz Jr.            50,504,264   2,036,406       0
J. Hayes                 50,487,526   2,053,144       0
R. Hechler               50,579,500   1,961,170       0
H. Herrmann              50,615,666   1,925,004       0
G. Johnson               50,502,659   2,038,011       0
W. Morgan                50,580,174   1,960,496       0
R. Reimer                50,526,033   2,014,637       0
F. Ross                  50,652,558   1,888,112       0
E. Schwartz              50,618,398   1,922,272       0
K. Tucker                50,643,661   1,897,009       0
F. Vogel                 50,651,900   1,888,770       0

Item 2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent accountants for its current fiscal year:

                                                   Broker
                   For      Against     Abstain   Non-Votes*
            49,861,971      366,206   2,312,493       0

Item 3. To approve or disapprove the amendment to the Fund's investment management agreement with Waddell & Reed Investment Management Company:

                                                    Broker
                   For      Against     Abstain   Non-Votes*
            46,806,690    2,782,978   2,802,888    148,114

Item 5. To approve or disapprove the Fund's Articles of Incorporation to change the par value of Fund shares to $0.001:

                                                    Broker
                   For      Against     Abstain   Non-Votes*
            46,426,861    1,581,863   4,531,946       0

*Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.